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                                APA OPTICS, INC.
                              2950 N.E. 84th Lane
                            Blaine, Minnesota 55449

                                PROXY STATEMENT




           ANNUAL MEETING OF SHAREHOLDERS TO BE HELD AUGUST 16, 1995



                     SOLICITATION AND REVOCATION OF PROXIES

     The accompanying Proxy is solicited by the Board of Directors of APA Optics, Inc. (the "Company") in connection with the 1995 Annual Meeting of the Shareholders of the Company, to be held on August 16, 1995, at 3:30 p.m. Minneapolis time, at the Sheraton Minneapolis Metrodome, 1300 Industrial Boulevard, Minneapolis, Minnesota 55431 and any adjournments thereof. This Proxy Statement is first being mailed to shareholders on or about July 21, 1995.

     A person giving the enclosed Proxy has the power to revoke it at any time before the convening of the Annual Meeting. Revocations of proxy will be honored if received at the offices of the Company, addressed to the attention of Anil K. Jain, on or before August 15, 1995. In addition, on the day of the meeting, prior to the convening thereof, revocations may be delivered to the tellers who will be seated at the door of the meeting hall.

     Unless revoked in the manner set forth above, all properly executed Proxies will be voted as specified. Proxies that are signed but that lack any specification will, subject to the following, be voted FOR all nominees for director as listed herein. If any other matters properly come before the Annual Meeting, or if any of the persons named to serve as directors should decline or be unable to serve, the persons named in the Proxy will vote the same in accordance with their discretion. If a shareholder abstains from voting as to any matter, then the shares held by such shareholder shall be deemed present at the meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter. Abstentions, therefore, as to any proposal will have the same effect as votes against such proposal. If a broker turns in a "non-vote" Proxy, indicating a lack of voting instruction by the beneficial holder of the shares and a lack of discretionary authority on the part of the broker to vote on a particular matter, then the shares covered by such non-vote Proxy shall be deemed present at the meeting for purposes of determining a quorum but shall not be deemed to be represented at the meeting for purposes of calculating the vote required for approval of such matter.

     Expenses in connection with the solicitation of proxies will be paid by the Company. Proxies are being solicited primarily by mail, but officers,





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directors, and other employees of the Company may also solicit proxies by telephone, telegraph, or personal calls. No extra compensation win be paid by the Company for such solicitation. The Company may reimburse brokers, banks, and other nominees holding shares for others for the cost of forwarding proxy materials to, and obtaining proxies from, their principals.

                                 VOTING RIGHTS

     Only shareholders of record at the close of business on June 30, 1995, are entitled to notice of and to vote at the meeting or any adjournment thereof. As of that date, there were issued and outstanding 7,385,007 shares of Common Stock of the Company, the only class of securities of the Company entitled to vote at the meeting. Each shareholder of record is entitled to one vote for each share registered in the shareholder's name as of the record date. The Articles of Incorporation of the Company do not grant the shareholders the right to vote cumulatively for the election of directors. No shareholder will have appraisal rights or similar dissenter's rights as a result of any matters expected to be voted on at the meeting. The presence in person or by proxy of holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business.

                           OWNERSHIP OF COMMON STOCK

     The following table sets forth certain information as of June 30, 1995, with respect to the stock ownership of all persons known by the Company to be beneficial owners of more than five percent of its outstanding shares of Common Stock, each director, the Named Executive Officer, and all officers and directors of the Company as a group:

Name and Address of            Number of Shares             Percent of
  Beneficial Owner            Beneficially Owned        Outstanding Shares

Anil K. Jain                    1,664,002(l)                   22.5%
2950 N.E. 84th Lane
Blaine, Minnesota 55434

Kenneth A. Olsen                  839,332(2)                   11.4%
2950 N.E. 84th Lane
Blaine, Minnesota 55434

Lincoln Hudson                     36,000(3)                     .5%

All officers and directors
 as a group (5 persons)         2,569,048(l)(2)(3)             34.7%



(1) Includes 5,250 shares held by Dr. Jain as custodian for minor relatives. Dr. Jain disclaims beneficial ownership of such shares.

                      (Footnotes continued on next page.)





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(2)  Includes 19,332 shares held in trusts for Anil K. Jain's children, of which Mr. Olsen serves as trustee. Mr. Olsen disclaims beneficial ownership of such shares.

(3) Includes 20,000 shares Mr. Hudson may acquire upon exercise of currently exercisable options.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

     Management has nominated the individuals listed below for election as directors, each to serve until the next Annual Meeting of the Shareholders and until his successor is elected and qualified or until his earlier resignation or removal.

     Unless instructed not to vote for the election of directors or not to vote for any specific nominee, the proxies will vote to elect the listed nominees. If any of the nominees are not candidates for election at the meeting, which is not currently anticipated, the proxies may vote for such other persons as they, in their discretion, may determine.

     In connection with the Company's receipt of funding from the Aberdeen Development Corporation for the construction of a manufacturing facility in Aberdeen, South Dakota, the Company has agreed that a representative of the Aberdeen community serve as a member of the Company's Board of Directors. This individual will likely be appointed after the 1995 Annual Meeting.

     The following information is provided with respect to the nominees for directors:

     Name                             Age                  Director Since

     Anil K. Jain                      49                       1979
     Kenneth A. Olsen                  51                       1980
     Lincoln Hudson                    71                       1988

     Anil K. Jain has been president and treasurer of the Company since 1979, Chairman of the Board since 1987, and chief executive officer since 1988. Dr. Jain is also a past director and former chairman of Minnesota Project Innovation, Inc., a nonprofit corporation.

     Kenneth A. Olsen has been secretary of the Company since 1983 and vice president since July 1, 1992. Mr. Olsen manages the Company's optics fabrication operations. Prior to joining the Company in 1979, Mr. Olsen had been employed at 3M since 1966.











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     Lincoln Hudson currently provides management consultant services.  He served as a consultant to the Company for planning, engineering, and marketing from June 1987 to July 1992. Prior to his retirement in 1987, Mr. Hudson had served in several management positions for various divisions of Honeywell, Inc., Minneapolis, Minnesota.

     Board Meetings. The Board of Directors held five meetings during fiscal 1995. All current directors attended at least 75% of the meetings held.

     Committees. The Company has no audit or nominating committee. Those functions are performed by the Board with certain directors abstaining where a potential conflict of interest exists. The compensation committee, which consists of Messrs. Hudson and Olsen, met once during fiscal 1995 to consider the compensation of the chief executive officer.

     Compensation of Directors. Each of the directors who is not also an employee of the Company is paid a quarterly director's fee of $400 and reasonable expenses for attending Board meetings. The Company paid a total of $1,600 in directors' fees for services rendered during fiscal 1995. Lincoln Hudson has also served as a consultant to the Company and during fiscal 1994 Mr. Hudson received $4,357 (plus interest of $823) in deferred fees for services rendered in fiscal 1992.

     Under the terms of the Company's Stock Option Plan for Nonemployee Directors, each director who is not otherwise an employee of the Company receives annually on the first business day following the annual shareholders' meeting or, if earlier, on September 1, an option to purchase 5,000 shares of Common Stock. The exercise price for such option is based on the fair market value of the stock on the date of grant. Each option becomes exercisable on the earlier of the date of the next annual shareholders' meeting or one year from the date of grant and is exercisable for a period of four years thereafter. During fiscal 1995, one option to purchase 5,000 shares at $3.50 per share was awarded pursuant to the plan. During fiscal 1995, the director exercised an option to purchase 4,500 shares, realizing aggregate net value (market value less exercise price) of approximately $6,750.

                             EXECUTIVE COMPENSATION

     Summary Compensation Table. The following table sets forth certain information regarding compensation paid during each of the Company's last three fiscal years to the Company's chief executive officer, the only officer whose total annual compensation in fiscal 1995 (based on salary and bonus) exceeded $100,000 (the "Named Executive Officer").













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   Name and            Fiscal          Annual Compensation    All Other
Principal Positions     Year                  Salary          Compensation (1)
Anil K. Jain            1995                $116,023            $30,690
  President and Chief   1994                $110,565            $21,779
  Executive Officer     1993                $102,480            $30,690



(1) Payment of the premiums on a split dollar insurance policy. See "Certain Relationships and Related Transactions - Split Dollar Insurance."

     Stock Options. No options have been granted to the Named Executive Officer. Accordingly, no options were exercised during or outstanding at the close of fiscal 1995.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Sublease for Company Facility. Effective December 1, 1984, the Company entered into a sublease for its office and manufacturing space with Jain-Olsen Properties, a partnership consisting of Anil K. Jain and Kenneth A. Olsen, who are officers, directors, and principal shareholders of the Company. The sublease expired in fiscal 1995, and the Company exercised the option to extend the sublease for an additional five years. Certain terms of this lease are set forth in Note 9 of Notes to Financial Statements included in the 1995 Annual Report, which is being distributed with this Proxy Statement. The Company made lease payments of $117,041 and $120,874 to Jain-Olsen Properties during fiscal 1995 and 1994, respectively, and is obligated to make payments in fiscal 1996 of $116,000. The Company believes the lease terms to be at least as favorable to the Company as could have been received from an unrelated third party.

     Key Man Insurance. The Company maintains key man insurance in the amount of $1,000,000 on the life of Anil K. Jain and in the amount of $500,000 on the life of Kenneth A. Olsen, both of whom are directors and officers of the Company. Up to $500,000 of the proceeds of each policy is intended to be used to purchase shares of the Company's Common Stock owned by the insured at the request of the personal representative of the insured's estate. The per share price for the repurchase of the Company's Common Stock will be the fair market value of the Common Stock, based on the average of the bid and ask prices as of the date of the event triggering the repurchase.

     Split Dollar Insurance. In November 1989, the Company adopted a split dollar life insurance plan (the "1989 Plan") for the benefit of its president, Anil K. Jain. Under the terms of the 1989 Plan the Company pays the annual premiums on a $5 million insurance policy (the "Policy") on the lives of Dr. Jain and his spouse. The Policy is a whole life, joint and survivor policy, on which all premiums are paid by the Company and income is imputed to Dr. Jain in an amount equal to the term rate for his insurance as established by the insurer.






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     The Policy is owned by the Jain Children's Irrevocable Trust dated
November 28, 1989 (the "Trust").  The 1989 Plan is designed so that the
Company will recover all premium payments and advances made by it on account of the Policy held by the Trust. The Company's interest in the premium payments and advances made with respect to the Policy is secured by a collateral assignment of the Policy. Upon the death of the last to die of Dr. J ain and his spouse, the Company will be reimbursed from the insurance proceeds paid to the Trust in an amount equal to the total premiums and advances made by the Company with respect to the Policy. In the event the trustee of the Trust surrenders the Policy for its cash surrender value at some date in the future, the Company will be reimbursed for the premiums it has paid on the Policy.

                COMPLIANCE WITH EXCHANGE ACT FILING REQUIREMENTS

     Based solely upon a review of Forms 4 and amendments thereto furnished to the Company during its most recent fiscal year and written representations that no Forms 5 were required, the Company believes that all reports required to be filed by its officers, directors, and greater than 10% beneficial shareholders under Section 16(a) of the Securities Exchange Act of 1934 were timely filed.

                                 MISCELLANEOUS

     The Board of Directors is not aware that any matter, other than those described in the Notice, will be presented for action at the Meeting. If, however, other matters do properly come before the Meeting, it is the intention of the persons named in the Proxy to vote the proxied shares in accordance with their best judgment on such matters.

                     RELATIONSHIP WITH INDEPENDENT AUDITORS

     Ernst & Young LLP, independent auditors, audited the financial statements of the Company for the fiscal year ended March 31, 1995. The Company anticipates that Ernst & Young LLP will be retained as the Company's independent auditors for fiscal 1996. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and would be available to respond to appropriate questions.

                 SHAREHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

     All shareholder proposals intended to be presented at the 1996 Annual Shareholders' Meeting must be received by the Company at its offices on or before March 23, 1996.











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                             ADDITIONAL INFORMATION

     A copy of the Company's Report to Shareholders for the fiscal year ended March 31, 1995, accompanies this Notice of Annual Meeting and Proxy Statement.

     THE COMPANY WILL FURNISH WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-KSB (EXCLUSIVE OF EXHIBITS) FOR THE FISCAL YEAR ENDED MARCH 31, 1995, TO EACH PERSON WHO IS A SHAREHOLDER OF THE COMPANY AS OF JUNE 30, 1995, UPON RECEIPT OF A WRITTEN REQUEST FOR SUCH REPORT. SUCH REQUESTS SHOULD BE SENT TO:

                                APA OPTICS, INC.
                              Attention: Secretary
                              2950 N.E. 84th Lane
                            Blaine, Minnesota 55449

                                         By Order of the Board of Directors

                                         Signature:  Kenneth A. Olsen


                                         Kenneth A. Olsen
                                         Secretary

July 10, 1995
































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                                APA OPTICS, INC.
                                     PROXY
                ANNUAL MEETING OF SHAREHOLDERS - AUGUST 16, 1995

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Anil K. Jain and Kenneth A. Olsen, or either of them, proxies or proxy, with full power of substitution, to vote all shares of Common Stock of APA Optics, Inc. (the "Company") which the undersigned is entitled to vote at the 1995 Annual Meeting of Shareholders to be held at Sheraton Minneapolis Metrodome, 1300 Industrial Boulevard, Minneapolis, Minnesota 55431, August 16, 1995, at 3:30 p.m., Central Daylight Time, and at any adjournment thereof, as directed below with respect to the proposals set forth below, all as more fully described in the Proxy Statement, and upon any other matter that may properly come before the meeting or any adjournment thereof.

     1.   ELECTION OF DIRECTORS:

          FOR all nominees listed          WITHHOLD AUTHORITY to vote for
          below (except as marked          all nominees listed below
          the contrary below)




          Anil K. Jain, Kenneth A. Olsen, and Lincoln Hudson

          (INSTRUCTION: To withhold authority for any individual nominee, write that nominee's name in the space provided below.)




     2.   Upon such other matters as may properly come before the meeting.

The power to vote granted by this Proxy may be exercised by Anil K. Jain and Kenneth A. Olsen, jointly or singly, or their substitute(s), who are present and acting at said Annual Meeting or any adjournment of said Annual Meeting. The undersigned hereby revokes any and all prior proxies given by the undersigned to vote at this Annual Meeting.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SHAREHOLDERS' INSTRUCTIONS. IF THE SHAREHOLDER(S) WHO EXECUTE THIS PROXY DO NOT WITHHOLD THEIR VOTES FOR THE ELECTION OF DIRECTORS, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE PROPOSED DIRECTORS.










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It is urgent that each shareholder complete, date, sign, and mail this Proxy as soon as possible.  Your vote is important!

                                         Dated and Signed                , 1995




                                         Signature of Shareholder(s)




                                                                               S
                                         ignature of Shareholder(s)



     When signing as attorney, executor, administrator, trustee, or guardian, please give your title as such. If signer is a corporation, please sign full corporation name by authorized officer.



                    PLEASE DO NOT FORGET TO DATE THIS PROXY.































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                                APA OPTICS, INC.
                              2950 N.E. 84th Lane
                            Blaine, Minnesota 55449


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


TO OUR SHAREHOLDERS:

     Please take notice that the 1995 Annual Meeting of the Shareholders of APA Optics, Inc., a Minnesota corporation (the "Company"), will be held in Salons A and B, Sheraton Minneapolis Metrodome, 1300 Industrial Boulevard, Minneapolis, Minnesota 55431, on August 16, 1995, at 3:30 p.m., Central Daylight Time, to consider and vote upon the following matters:

     1.   Election of directors of the Company.

     3. Such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     The Board of Directors of the Company has fixed the close of business on June 30, 1995, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. The transfer books of the Company will not be closed.

     Shareholders who do not expect to be present personally at the Annual Meeting are urged to fill in, date, sign, and return the accompanying Proxy in the enclosed, self-addressed envelope. The Board of Directors of the Company sincerely hopes, however, that all shareholders who can attend the Annual Meeting will do so.

     It is important that your shares be represented and voted at the Annual Meeting. You should, therefore, return your Proxy at your earliest convenience.


                                         BY ORDER OF THE BOARD OF DIRECTORS

                                         Signature:  Kenneth A. Olsen

                                         Kenneth A. Olsen
                                         Secretary
July 10, 1995













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